RCI Reports 3Q25 Club & Restaurant Sales
HOUSTON—July 10, 2025—RCI Hospitality Holdings, Inc. (Nasdaq: RICK) reported club and restaurant sales for the fiscal third quarter ended June 30, 2025. Sales do not include non-core operations and are subject to final closing. Full 3Q25 financial results are expected to be reported by August 11, 2025.
Eric Langan, President and CEO of RCI, commented: “Total Nightclubs sales remained fairly steady year-over-year, and with the recent change in management, total Bombshells sales increased sequentially. Year-to-date, Nightclubs sales on a total and same-store basis are down only about 1% year-over-year, which is better than would have been expected considering all the economic uncertainty about tariffs and the tax bill.”
Club & Restaurant Sales ($ in Millions)

3Q25	Total Sales	Total Sales vs. 3Q24	Same-Store Sales vs. 3Q24
Nightclubs	$61.9	-0.8%	-3.7%
Bombshells	$8.6	-34.6%	-13.5%
Combined	$70.5	-6.7%	-4.9%
Nightclubs (60 locations contributing to 3Q25 sales): Total sales included the addition of $2.3 million from four new clubs (Flight Club in Detroit, acquired January 2025; Platinum West in West Columbia, SC, acquired early April 2025; Platinum Plus in Allentown, PA, acquired mid-June 2025; and Rick’s Cabaret & Steakhouse in Central City, CO, opened late June 2025), and $976 thousand from four rebranded/reformatted Texas clubs not in SSS in El Paso, Harlingen, Lubbock and Tye. These eight clubs mostly offset the SSS decline and the absence of a club due to fire in July 2024.
Bombshells (10 locations contributing to 3Q25 sales): Total sales primarily reflected the divestiture and closing of five underperforming locations in 4Q24 and 1Q25 and the SSS decline, partially offset by the Denver, CO location (opened January 2025).

9M25	Total Sales	Total Sales vs. 9M24	Same-Store Sales vs. 9M24
Nightclubs	$180.3	-0.9%	-1.3%
Bombshells	$26.4	-31.7%	-11.5%
Combined	$206.7	-6.3%	-2.5%
Notes: Revenues from non-core operations, such as third-party rents, and revenues from RCI’s Other segment, are not included in the sales above. All references to “RCI Hospitality Holdings, Inc.,” “company,” “we,” “our,” and similar terms refer to RCI and/or its subsidiaries, unless the context indicates otherwise.
About RCI Hospitality Holdings, Inc. (Nasdaq: RICK) (X: @RCIHHinc)
With more than 60 locations, RCI Hospitality Holdings, Inc., through its subsidiaries, is the country’s leading company in adult nightclubs and sports bars-restaurants. See all of our brands at www.rcihospitality.com.

Forward-Looking Statements
This press release may contain forward-looking statements that involve a number of risks and uncertainties that could cause the Company's actual results to differ materially from those indicated, including, but not limited to, the risks and uncertainties associated with (i) operating and managing an adult entertainment or restaurant business, (ii) the business climates in cities where it operates, (iii) the success or lack thereof in launching and building the Company's businesses, (iv) cyber security, (v) conditions relevant to real estate transactions, and (vi) numerous other factors such as laws governing the operation of adult entertainment or restaurant businesses, competition and dependence on key personnel. For more detailed discussion of such factors and certain risks and uncertainties, see RCI's annual report on Form 10-K for the year ended September 30, 2024, as well as its other filings with the U.S. Securities and Exchange Commission. The Company has no obligation to update or revise the forward-looking statements to reflect the occurrence of future events or circumstances.
Media & Investor Contacts
Gary Fishman and Michael Wichman at 212-883-0655 or gfishman@pondel.com and mwichman@pondel.com.
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